Exhibit 10.3(l)

RESTRICTED STOCK UNIT AWARD AGREEMENT FOR PARTICIPANTS OUTSIDE THE UNITED STATES
THIS RESTRICTED STOCK UNIT AWARD AGREEMENT including any exhibit, appendix or addendum hereto (the “Award Agreement”), dated as of [          ] (the “Award Date”), is made by and between Integra LifeSciences Holdings Corporation, a Delaware corporation (the “Company”), and [          ] hereinafter referred to as the “Participant,” a Key Employee or Associate (as defined in the Plan).
WHEREAS, the Company has established and maintains the Integra LifeSciences Holdings Corporation Fifth Amended and Restated 2003 Equity Incentive Plan, as amended from time to time (the “Plan”);
WHEREAS the Company has determined that it would be to the advantage and best interest of the Company and its shareholders to grant an award of Restricted Stock Units (“RSUs”) provided for herein to the Participant as an incentive for increased efforts during the Participant’s employment with or services for the Company or its Related Corporations or Affiliates;
WHEREAS, Restricted Stock Units can be granted, and the shares of common stock of the Company (the “Shares”) subject to the RSUs can be issued, under Section 7.8 of the Plan; and
NOW, THEREFORE, in consideration of the various covenants herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:
ARTICLE I.
DEFINITIONS
Capitalized terms not otherwise defined below shall have the meaning set forth in the Plan. The masculine pronoun shall include the feminine and neuter, and the singular the plural, where the context so indicates.
Section 1.1    “Award Date” shall have the meaning set forth in the recitals.
Section 1.2    “Cause” shall mean, with respect to any Participant, “Cause” as defined in such Participant’s employment agreement or severance agreement with the Company if such an agreement exists and contains a definition of Cause or, if no such agreement exists or such agreement does not contain a definition of Cause, then Cause shall mean (i) the Participant’s neglect of duties or responsibilities that he or she is required to perform for the Company or any willful failure by the Participant to obey a lawful direction of the Board or the Company; (ii) the Participant’s engaging in any act of dishonesty, fraud, embezzlement, misrepresentation or other act of moral turpitude; (iii) the Participant’s knowing violation of any federal or state law or regulation applicable to the Company’s business; (iv) the Participant’s material breach of any confidentiality, non-compete agreement or invention assignment agreement or any other material agreement between the Participant and the Company; (v) the Participant’s conviction of, or plea of nolo contendere to, any felony or crime of moral turpitude which conviction or plea is materially and demonstrably injurious to the Company or any of its subsidiaries; (vi) failure by the Participant to comply with the Company’s material written policies or rules; or (vii) the Participant’s act or omission in the course of his or her employment which constitutes gross negligence or willful misconduct.

Exhibit 10.3(l)
Section 1.3    “Plan” shall have the meaning set forth in the recitals.
Section 1.4    “Restricted Stock Units” or “RSUs” shall mean a conditional right to receive Shares pursuant to the terms of the Plan and this Award Agreement upon vesting and settlement, subject to the Participant’s continued employment through each vesting date set forth in the Notice of Grant of Award, unless otherwise set forth in this Award Agreement.
Section 1.5    “Rule 16b-3” shall mean that certain Rule 16b-3 under the U.S. Exchange Act, as such Rule may be amended from time to time.
Section 1.6    “Secretary” shall mean the Secretary of the Company.
Section 1.7    “Service Recipient” shall mean the Company, Related Corporation or Affiliate with which the Participant has an employment or service relationship.
Section 1.8    “Termination Date” shall mean the date the Participant is no longer actively providing services to the Company, a Related Corporation or Affiliate (regardless of the reason for such termination and whether or not later found to be invalid or in breach of applicable laws in the jurisdiction where the Participant is employed or rendering services or the terms of the Participant’s employment or service agreement, if any) and, unless otherwise expressly provided for in this Award Agreement or determined by the Company, will not be extended by any notice period (e.g., the Participant’s period of employment or service will not include any contractual notice period or any period of “garden leave” or similar period mandated under applicable laws in the jurisdiction where the Participant is rendering services or the terms of the Participant’s employment or service agreement, if any). The Committee shall have the exclusive discretion to determine when the Participant’s service is terminated for purposes of this Award of RSUs (including when the Participant is no longer considered to be providing service while on a leave of absence).
ARTICLE II.
GRANT OF RESTRICTED STOCK UNITS AND ISSUANCE OF SHARES
Section 2.1    Grant of RSUs. The Company hereby grants [          ] RSUs to the Participant as of the Award Date, in accordance with and subject to the terms, conditions and restrictions of this Award Agreement and the Plan. RSUs shall be credited to an account maintained for the Participant on the books of the Company, as of the Award Date.
Section 2.2    Vesting of RSUs. Subject to the terms and conditions of this Award Agreement and the Plan, 33% of the RSUs awarded hereunder shall vest on each of the first and second anniversary of the Award Date and 34% will vest on the third anniversary of the Award Date (each a “Vesting Date”) provided the Participant remains a Key Employee or Associate from the Award Date until the Vesting Date.
Section 2.3    Termination of Service (other than by (i) Death or Disability or (ii) a Qualifying Termination on or Following a Change in Control). Upon the Participant’s termination of service prior to the Vesting Date, other than by (i) death or Disability or (ii) a Qualifying Termination on or within twelve months following the date of a Change in Control and, except as otherwise determined by the Compensation Committee of the Company (the “Committee”), any RSUs granted to the Participant under this Award Agreement which have not yet vested on the Termination Date shall terminate without payment and shall be of no further force or effect from and after the Termination Date.
Section 2.4    Death or Disability. If a Participant dies or suffers a Disability prior to the Vesting Date, all RSUs held by the Participant immediately prior to death or Disability,

Exhibit 10.3(l)
which have not yet vested at the time of death or Disability, shall become fully vested and all forfeiture restrictions thereon shall lapse upon such death or Disability.
Section 2.5    Change in Control. In the event that a Change in Control occurs and the Participant incurs a Qualifying Termination on or within twelve (12) months following the date of such Change in Control, the RSUs shall become fully vested and all forfeiture restrictions shall lapse upon such Qualifying Termination.
Section 2.6    Acceleration of Vesting. Notwithstanding the provisions of Sections 2.2, 2.3, 2.4, and 2.5, the Committee may, in its sole discretion, at any time prior to or following the events contemplated in such Sections, permit the vesting of any or all RSUs held by the Participant and the issuance of Shares in respect of such RSUs in the manner and on the terms authorized by the Committee, provided that the Committee will not, in any case, authorize the vesting of an RSU or the issuance of a Share pursuant to this Section beyond the Vesting Date. If so accelerated, such RSUs will be considered as having vested as of the date specified by the Committee. If the Participant is a U.S. taxpayer, the payment of Shares upon vesting pursuant to this Section 2.6 shall in all cases be paid at a time or in a manner that is exempt from, or complies with, Section 409A. The prior sentence may be superseded in a future agreement or amendment to this Award Agreement only by direct and specific reference to such sentence. Notwithstanding anything in the Plan or this Award Agreement or any other agreement (whether entered into before, on or after the Award Date), if the vesting of the balance, or some lesser portion of the balance, of the RSUs is accelerated in connection with the Participant’s termination of service (provided that such termination is a “separation from service” within the meaning of Section 409A, as determined by the Company), other than due to the Participant’s death, and if (x) the Participant is a U.S. taxpayer and a “specified employee” within the meaning of Section 409A at the time of such termination of service and (y) the payment of such accelerated RSUs will result in the imposition of additional tax under Section 409A if paid to the Participant on or within the six (6) month period following the Participant’s termination of service, then the payment of such accelerated RSUs will not be made until the date six (6) months and one (1) day following the date of Participant’s termination of service, unless the Participant dies following his or her termination of service, in which case, the RSUs will be paid in Shares to the Participant’s estate as soon as practicable following his or her death.
Section 2.7    Settlement. On or as soon as administratively practicable (and any event within 30 days) following each Vesting Date, the Company shall cause to be issued to the Participant Shares with respect to the RSUs that become vested on such Vesting Date.
Section 2.8    Fractions. No fractional Share will be issued pursuant to an award granted hereunder. The number of Shares issuable to the Participant upon payment of any award granted under this Award Agreement will be rounded down to the nearest whole number of Share. No payment or other adjustment will be made with respect to the fractional Share so disregarded.
Section 2.9    Section 409A. It is the intent of this Award Agreement that it and all payments and benefits to U.S. taxpayers hereunder be exempt from, or comply with, the requirements of Section 409A so that none of the RSUs provided under this Award Agreement or Shares issuable thereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to be so exempt or so comply. Each payment payable under this Award Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). However, in no event will the Company reimburse the Participant, or be otherwise responsible for, any taxes or costs that may be imposed on the Participant as a result of Section 409A.

Exhibit 10.3(l)
Section 2.10    Adjustments to Restricted Stock Units. In the event of any subdivision, consolidation, stock dividend, capital reorganization, reclassification, exchange, or other change with respect to the Shares, or a consolidation, amalgamation, merger, spin-off, sale, lease or exchange of all or substantially all of the property of the Company or other distribution of the Company's assets to stockholders (other than the payment of ordinary cash dividends), the account of the Participant and the RSUs held by the Participant shall be adjusted in such manner, if any, as the Committee may in its discretion deem appropriate to preserve, proportionally, the interests of the Participant under the Plan.
Section 2.11    Forfeiture/Clawback. Notwithstanding anything contained in the Plan or the Award Agreement to the contrary, the RSUs shall be subject to the provisions of any clawback, repayment or recapture policy implemented by the Company, including any such policy adopted to comply with applicable law (including without limitation the Dodd-Frank Wall Street Reform and Consumer Protection Act) or securities exchange listing standards and any rules or regulations promulgated thereunder, to the extent set forth in such policy and/or in any notice or agreement relating to the RSUs under the Plan.
ARTICLE III.
ADDITIONAL TERMS AND CONDITIONS
Section 3.1    Status of Plan. The terms of the Plan are incorporated by reference into, and made part of, this Award Agreement. In the event of a conflict between the Plan and this Award Agreement, the terms of the Plan shall govern.
Section 3.2    Committee’s Authority. The Committee shall have the power to interpret the Plan and this Award Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any RSUs have vested). All actions taken and all interpretations and determinations made by the Committee in good faith shall be final and binding upon the Participant, the Company and all other interested persons. The Committee shall not be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Award Agreement. The Committee shall, in its absolute discretion, determine when such conditions have been fulfilled.
Section 3.3    Nature of Grant. By accepting the grant of the RSUs, the Participant acknowledges, understands and agrees that:
(i)    the Plan is established voluntarily by the Company, is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time to the extent permitted in the Plan;
(ii)    the grant of the RSUs is exceptional voluntary and occasional and does not create any contractual or other right to receive future grants of RSUs or benefits in lieu of RSUs, even if RSUs have been awarded in the past;
(iii)    all decisions with respect to future grants of RSUs, if any, will be at the sole discretion of the Company;
(iv)    the Participant is voluntarily participating in the Plan;
(v)    the grant of the RSUs and any Shares subject to the RSUs, and the income from and value of same, are not intended to replace any pension rights or compensation;

Exhibit 10.3(l)
(vi)    unless otherwise agreed with the Company in writing, the RSUs and the Shares subject to the RSUs, and the income from and value of same, are not granted as consideration for, or in connection with, any service the Participant may provide as a director of a Related Corporation or an Affiliate;
(vii)    the award of the RSUs and the Shares subject to the RSUs, and the income from and value of same are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, holiday pay, long-service awards, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company or any Related Corporation or Affiliate;
(viii)    the future value of the Shares underlying the RSUs is unknown, indeterminable and cannot be predicted with certainty;
(ix)    no claim or entitlement to compensation or damages shall arise from forfeiture of the RSUs resulting from the Participant’s termination of employment, or other service relationship (for any reason whatsoever and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is employed or the terms of the Participant’s employment agreement, if any);
(x)    neither the Company, the Service Recipient nor any other Related Corporation or Affiliate shall be liable for any exchange rate fluctuation between the Participant’s local currency and the U.S. Dollar that may affect the value of the RSUs or of any amounts due to the Participant pursuant to the vesting and settlement of the RSUs or the subsequent sale of any Shares acquired upon settlement; and
(xi)    the Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant’s participation in the Plan or sale of the Shares acquired upon vesting and settlement of the RSUs. The Participant should consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.
Section 3.4    Responsibility for Taxes. The Participant acknowledges that, regardless of any action taken by the Company or, if different, the Service Recipient, the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account, and other tax-related items related to the Participant’s participation in the Plan and legally applicable to the Participant or deemed applicable to the Participant (“Tax-Related Items”) is and remains Participant’s responsibility and may exceed the amount, if any, actually withheld by the Company or the Service Recipient. The Participant further acknowledges that the Company and/or the Service Recipient (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the RSUs or the underlying Shares, including, but not limited to, the grant, vesting or settlement of the RSUs, the subsequent sale of Shares acquired pursuant to such settlement and the receipt of any dividends or other distributions paid on the Shares, and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the RSUs to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Participant is subject to Tax-Related Items in more than one jurisdiction, the Participant acknowledges that the Company and/or the Service Recipient (or former service recipient, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
(i)    Tax Withholding. Prior to any relevant taxable or tax withholding event, as applicable, the Participant agrees to make arrangements satisfactory to the Company and the

Exhibit 10.3(l)
Service Recipient to satisfy any applicable withholding obligations the Company or the Service Recipient may have for Tax-Related Items. In this regard, the Participant authorizes the Company and the Service Recipient, as applicable, and their respective agents, at their discretion, to satisfy any applicable withholding obligation for Tax-Related Items by one or a combination of the following:
(a)    withholding from wages or other cash compensation payable to the Participant by the Company or any Service Recipient;
(b)    requiring the Participant to tender a cash payment or make a payment in a form acceptable to the Company or the Service Recipient;
(c)    withholding from proceeds of the sale of Shares to be issued upon vesting of the RSUs either through a voluntary sale or through a mandatory sale arranged by the Company (on the Participant’s behalf pursuant to this authorization without further consent);
(d)    withholding in Shares to be issued upon vesting of the RSUs (in which case the Participant will be deemed to have been issued the full number of Shares subject to the vested portion of the RSUs, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items); and
(e)    any other method acceptable to the Company and to the extent required under the Plan and applicable laws, approved by the Committee.
The Company and/or the Service Recipient may withhold or account for Tax-Related Items by considering statutory withholding rates or other applicable withholding rates, including minimum or maximum rates applicable in the Participant’s jurisdiction(s). In the event of over-withholding or if the maximum applicable rate for the Participant’s jurisdiction is used in connection with the withholding methods described in (c) or (d) above, the Participant may receive a refund of any over-withheld amount in cash (with no entitlement to the equivalent amount in Shares), or if not refunded, the Participant may be able to seek a refund from the applicable tax authorities. In the event of under-withholding, the Participant may be required to pay additional Tax-Related Items directly to the applicable tax authorities or to the Company and/or the Service Recipient. If any applicable withholding obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, the Participant will be deemed to have been issued the full number of Shares subject to the vested RSUs, notwithstanding that a number of the Shares is held back solely for the purpose of paying the Tax-Related Items. The Participant agrees to pay to the Company or the Service Recipient any amount of Tax-Related Items that the Company or the Service Recipient may be required to withhold or account for as a result of the Participant’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to deliver the Shares or the proceeds of the sale of Shares, if the Participant fails to comply with the Participant’s obligations for Tax-Related Items.
(ii)    Tax Consequences. The Participant has reviewed with his or her own tax advisors the applicable tax consequences of this investment and the transactions contemplated by this Award Agreement. With respect to such matters, the Participant relies solely on such advisors and not on any statements or representations of the Company or any of its agents, written or oral.
Section 3.5    Restricted Stock Units Non-Transferable. Except to the limited extent provided in Section 2, this Award and the rights and privileges conferred hereby will not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and will not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this Award, or any

Exhibit 10.3(l)
right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this Award and the rights and privileges conferred hereby immediately will become null and void.
Section 3.6    Unfunded and Unsecured Plan. The Participant acknowledges that the Plan is unfunded and the Company’s obligations under the Plan and this Award Agreement are unsecured and that, to the extent the Participant or his or her estate holds any rights by virtue of a grant of RSUs, such rights shall be no greater than the rights of an unsecured creditor of the Company.
Section 3.7    No Stockholder Rights. Under no circumstances shall RSUs be considered Shares or other securities of the Company, nor shall they entitle the Participant to exercise voting rights, to receive dividends or other distributions or credit therefor, or to exercise or receive any other rights attaching to the ownership of Shares or other securities of the Company, nor shall the Participant be considered the owner of Shares by virtue of the award of RSUs.
Section 3.8    No Guarantee of Continued Employment. THE PARTICIPANT ACKNOWLEDGES AND AGREES THAT THE VESTING OF THE RESTRICTED STOCK UNITS PURSUANT TO THE VESTING SCHEDULE HEREOF IS EARNED ONLY BY CONTINUING AS AN EMPLOYEE OR SERVICE PROVIDER AT THE WILL OF THE COMPANY (OR, IF DIFFERENT, THE SERVICE RECIPIENT) AND NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED THIS AWARD OF RESTRICTED STOCK UNITS OR, AS APPLICABLE, ACQUIRING SHARES HEREUNDER. THE PARTICIPANT FURTHER ACKNOWLEDGES AND AGREES THAT THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING SCHEDULE SET FORTH IN THE NOTICE OF GRANT OF AWARD DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS AN EMPLOYEE OR SERVICE PROVIDER FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL, AND SHALL NOT INTERFERE IN ANY WAY WITH THE PARTICIPANT’S RIGHT OR THE RIGHT OF THE COMPANY (OR SUBSIDIARY EMPLOYING THE PARTICIPANT) TO TERMINATE THE PARTICIPANT’S EMPLOYMENT OR SERVICE RELATIONSHIP AT ANY TIME, WITH OR WITHOUT CAUSE.
Section 3.9    Notices. Any notice to be given under the terms of this Award Agreement to the Company shall be addressed to the Company in care of its Secretary, and any notice to be given to the Participant shall be addressed to him at the address given beneath his signature hereto. By a notice given pursuant to this Section 3.9, either party may hereafter designate a different address for notices to be given to it or him. Any notice which is required to be given to the Participant shall, if the Participant is then deceased, be given to the Participant’s personal representative if such representative has previously informed the Company of his status and address by written notice under this Section 3.9. Any notice shall have been deemed duly given when enclosed in a properly sealed envelope or wrapper addressed as aforesaid, deposited (with postage prepaid) in a post office or branch post office regularly maintained by the U.S. Postal Service or comparable foreign postal service.
Section 3.10    Compliance with Laws. Notwithstanding any other provision of the Plan or this Award Agreement, unless there is an available exemption from any registration, qualification or other legal requirement applicable to the Shares, the Company shall not be required to permit the issuance and/or deliver any Shares prior to the completion of any registration or qualification of the Shares under any U.S. or non-U.S. local, state or federal securities or exchange control law or under rulings or regulations of the U.S. Securities and Exchange Commission (“SEC”) or of any other governmental regulatory body, or prior to

Exhibit 10.3(l)
obtaining any approval or other clearance from any U.S. or non-U.S. local, state or federal governmental agency, which registration, qualification or approval the Company shall, in its absolute discretion, deem necessary or advisable. The Participant understands that the Company is under no obligation to register or qualify the Shares with the SEC or any state or non-U.S. securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the Shares subject to the RSUs. Further, the Participant agrees that the Company shall have unilateral authority to amend this Award Agreement without the Participant’s consent to the extent necessary to comply with securities or other laws applicable to issuance of the Shares subject to the RSUs.
Section 3.11    Modifications to the Award Agreement. Modifications to this Award Agreement or the Plan can be made only in an express written contract executed by a duly authorized officer of the Company. Notwithstanding anything to the contrary in the Plan or this Award Agreement, the Company reserves the right to revise this Award Agreement as it deems necessary or advisable, in its sole discretion and without the consent of the Participant, to comply with Section 409A of the Code or to otherwise avoid imposition of any additional tax or income recognition under Section 409A of the Code prior to the actual issuance of Shares pursuant to this award of RSUs.
Section 3.12    Amendment, Suspension or Termination of the Plan. By accepting this Award Agreement or RSUs, the Participant expressly warrants that he or she has received an award of RSUs under the Plan, and has received, read and understood a description of the Plan. The Participant understands that the Plan is discretionary in nature and may be amended, suspended or terminated by the Company at any time.
Section 3.13    Governing Law and Venue. The laws of the State of Delaware shall govern the interpretation, validity, administration, enforcement and performance of the terms of this Award Agreement regardless of the law that might be applied under principles of conflicts of laws. For purposes of litigating any dispute that arises under this grant or this Award Agreement, the parties hereby submit to and consent to the jurisdiction of the State of New Jersey and agree that such litigation shall be conducted in the state and/or federal courts located in New Jersey, where this grant is made and/or to be performed.
Section 3.14    Assignment. Rights and obligations of the Company under this Award Agreement may be assigned by the Company to a successor in the business of the Company, any company resulting from any amalgamation, reorganization, combination, merger or arrangement of the Company, or any company acquiring all or substantially all of the assets or business of the Company.
Section 3.15    Consent to the Collection, Processing, Use and Transfer of the Participant’s Personal Data.
(a) General. The Company is located at 1100 Campus Road, Princeton New Jersey, 08540, United States of America and grants awards under the Plan to employees of the Company and Related Corporations or Affiliates in its sole discretion. In conjunction with the Company’s grant of the RSUs under the Plan to the Participant and its ongoing administration of such awards, the Company is providing the following information about its data collection, processing and transfer practices (“Personal Data Activities”). In accepting the grant of the RSUs, the Participant expressly and explicitly consents to the Personal Data Activities as described herein.

(b) Data Collection, Processing and Usage. The Company collects, processes and uses the Participant’s personal data, including the Participant’s name, home address, email address, and telephone number, date of birth, social insurance number or other identification

Exhibit 10.3(l)
number, salary, citizenship, job title, any Shares or directorships held in the Company, and details of all RSUs or any other equity compensation awards granted, canceled, exercised, vested, or outstanding in the Participant’s favor, which the Company receives from the Participant or the Service Recipient. In granting the RSUs under the Plan, the Company will collect the Participant’s personal data for purposes of allocating Shares and implementing, administering and managing the Plan. The Company’s legal basis for the collection, processing and usage of the Participant’s personal data is the Participant’s consent.

(c) Stock Plan Administration Service Provider. The Company transfers the Participant’s personal data to E*TRADE Securities LLC and its affiliated companies (“E*TRADE”), American Stock Transfer & Trust Company, LLC and its affiliated companies (“AST”), independent service providers based in the United States, which assist the Company with the implementation, administration and management of the Plan (together, the “Stock Plan Administrator”). In the future, the Company may select a different Stock Plan Administrator and share the Participant’s personal data with another company that serves in a similar manner. The Stock Plan Administrator will open an account for the Participant to receive and trade Shares acquired under the Plan. The Participant will be asked to agree on separate terms and data processing practices with the Stock Plan Administrator, which is a condition to the Participant’s ability to participate in the Plan.

(d) International Data Transfers. The Company and the Stock Plan Administrator are based in the United States. The Participant should note that the Participant’s country of residence may have enacted data privacy laws that are different from the United States. The Company’s legal basis for the transfer of the Participant’s personal data to the United States is the Participant’s consent.

(e) Voluntariness and Consequences of Consent Denial or Withdrawal. The Participant’s participation in the Plan and his or her grant of consent is purely voluntary. The Participant may deny or withdraw his or her consent at any time. If the Participant does not consent, or if the Participant later withdraws his or her consent, the Participant may be unable to participate in the Plan. This would not affect the Participant’s existing employment or salary; instead, the Participant merely may forfeit the opportunities associated with the Plan.

(f) Data Subjects Rights. The Participant may have a number of rights under the data privacy laws in the Participant’s country of residence. For example, the Participant’s rights may include the right to (i) request access or copies of personal data the Company processes, (ii) request rectification of incorrect data, (iii) request deletion of data, (iv) place restrictions on processing, (v) lodge complaints with competent authorities in the Participant’s country of residence, and/or (vi) request a list with the names and addresses of any potential recipients of the Participant’s personal data. To receive clarification regarding the Participant’s rights or to exercise his or her rights, the Participant should contact his or her local human resources department.

Section 3.16    Electronic Delivery and Acceptance. The Participant hereby consents to receive the Notice of Grant of Award and Award Agreement and any other documents related to this award or future awards by electronic delivery and to accept this or future awards through an on-line or electronic system established and maintained by the Company or another third-party designated by the Company. The Participant acknowledges that he/she has read, understands and agrees to the terms of the Notice of Grant of Award and Award Agreement. Further, if the Participant does not decline the Award by written notice to the Company no later than 60 days following the date of grant or such other date that may be communicated by the Company, the Company will automatically accept the Award, subject to all terms and conditions set forth in the Notice

Exhibit 10.3(l)
of Grant of Award and Award Agreement and the Plan, on the Participant’s behalf. If the Participant properly declines the Award, the Award will be cancelled and the Participant will not be entitled to any benefits from the Award nor any compensation or benefits in lieu of the cancelled Award.
Section 3.17    Waivers. No waiver by either party of any breach of, or of compliance with, any condition or provision of this Award Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.
Section 3.18    Exhibit. Notwithstanding any provisions in this Award Agreement, this Award of RSUs shall be subject to any special terms and conditions for the Participant’s country set forth in Exhibit A attached hereto. Moreover, if the Participant relocates to one of the countries included in Exhibit A, the special terms and conditions for such country will apply to the Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. Exhibit A constitutes part of this Award Agreement.
Section 3.19    Entire Agreement. The Notice of Grant of Award, this Award Agreement and the Plan constitute the entire contract between the parties hereto with regard to the subject matter hereof. They supersede any other agreements, representations or understandings (whether oral or written and whether express or implied) which relate to the subject matter hereof. The Participant expressly warrants that he or she is not accepting this Award Agreement in reliance on any promises, representations, or inducements other than those contained herein.
Section 3.20    Severability. The provisions of this Award Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
Section 3.21    Language. If the Participant has received this Award Agreement, or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
Section 3.22    Foreign Asset/Account Reporting Requirements, Exchange Controls and Tax Requirements. The Participant acknowledges that his or her country may have certain foreign asset and/or account reporting requirements and exchange controls which may affect his or her ability to acquire or hold Shares under the Plan or cash received from participating in the Plan (including from any dividends or sale proceeds arising from the sale of Shares) in a brokerage or bank account outside his or her country. The Participant understands that he or she may be required to report such accounts, assets or transactions to the tax or other authorities in his or her country. The Participant also may be required to repatriate sale proceeds or other funds received as a result of the Participant’s participation in the Plan to his or her country through a designated bank or broker and/or within a certain time after receipt. In addition, the Participant may be subject to tax payment and/or reporting obligations in connection with any income realized under the Plan and/or from the sale of Shares. The Participant acknowledges that it is his or her responsibility to be compliant with all such requirements, and that the Participant should consult his or her personal legal and tax advisors, as applicable, to ensure the Participant’s compliance.
Section 3.23    Insider Trading and Market-abuse Laws. The Participant acknowledges that, depending on the Participant’s or his or her broker’s country of residence or where the Shares are listed, the Participant may be subject to insider-trading restrictions and/or

Exhibit 10.3(l)
market-abuse laws, which may affect the Participant’s ability to accept, acquire, sell or otherwise dispose of Shares, rights to Shares (e.g., the RSUs), or rights linked to the value of Shares (e.g., phantom awards, futures) during such times as the Participant is considered to have “inside information” regarding the Company (as defined by law or regulations in the Participant’s country). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders the Participant placed before the Participant possessed inside information. Furthermore, the Participant could be prohibited from (i) disclosing the inside information to any third party (other than on a “need to know” basis) and (ii) “tipping” third parties, including fellow employees, or causing them otherwise to buy or sell securities. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under the Company’s insider-trading policy. The Participant understands that it is the Participant’s responsibility to comply with any applicable restrictions as well as any Company insider trading policy, and the Participant should consult his or her personal legal advisor on this matter.
Section 3.24    Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Participant’s participation in the Plan, on this award of RSUs and on any Shares received from the RSUs, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

[SIGNATURE PAGE FOLLOWS]

Exhibit 10.3(l)

IN WITNESS HEREOF, this Award Agreement has been executed and delivered by the parties hereto.

THE PARTICIPANT Electronic signature to be provided and recorded via online grant acceptance process on www.etrade.com	INTEGRA LIFESCIENCES HOLDINGS CORPORATION By Name: Title:

Exhibit 10.3(l)
EXHIBIT A

INTEGRA LIFESCIENCES HOLDINGS CORPORATION
FIFTH AMENDED AND RESTATED
2003 EQUITY INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT
NON-U.S. AND COUNTRY-SPECIFIC PROVISIONS

Terms and Conditions
This Exhibit A includes special terms and conditions applicable to the Participant if the Participant resides and/or works outside the U.S. and, as applicable, in one of the countries listed below. These terms and conditions supplement or replace (as indicated) the terms and conditions set forth in the Restricted Stock Unit Award Agreement to which it is attached. Capitalized terms used and not defined in this Exhibit A will have the meanings set forth in the Restricted Stock Unit Award Agreement or the Plan, as applicable.

Notifications

This Exhibit A also includes information regarding tax, securities law, exchange controls and certain other issues of which the Participant should be aware with respect to his or her participation in the Plan. The information is based on the exchange control, securities and other laws in effect in the respective countries as of January 2022. Such laws are often complex and change frequently. In addition, other laws and regulations generally applicable to the acquisition, holding or disposal of securities and financial instruments as well as cross-border fund transfers may apply to the Participant. As a result, the Participant should not rely on the information noted herein as the only source of information relating to the consequences of the Participant’s participation in the Plan because the information may be out of date at the time the RSUs vest or the Participant receives or sells the Shares.

In addition, the information in this Exhibit A is general in nature and may not apply to the Participant’s particular situation. The Company is not in a position to assure the Participant of any particular result. Accordingly, the Participant should seek appropriate professional advice as to how the relevant laws in the Participant’s country apply to the Participant’s situation.

* * * * *

If the Participant is a citizen or resident of a country other than the one in which the Participant is currently residing and/or working, transfers employment and/or residency after the date of grant, or is considered a resident of another country for local law purposes, the terms and conditions and information contained herein may not be applicable to the Participant. The Company shall, in its sole discretion, determine to what extent the terms and conditions herein shall apply to the Participant in such a case.

Exhibit 10.3(l)

EUROPEAN UNION/EUROPEAN ECONOMIC AREA

Terms and Conditions

If the Participant resides and/or is employed in the European Union/European Economic Area, the following provision replaces Section 3.15 of the Award Agreement:

(a) General. The Company is located at 1100 Campus Road, Princeton, New Jersey 08540, United States of America and grants awards under the Plan to employees of the Company and its Related Corporations or Affiliates in its sole discretion. In conjunction with the Company’s grant of the RSUs under the Plan to the Participant and its ongoing administration of such awards, the Company is providing the following information about its data collection, processing and transfer practices (“Personal Data Activities”). The Participant should carefully review this information about the Company’s Personal Data Activities.

(b) Data Collection, Processing and Usage. The Company collects, processes and uses the Participant’s personal data, including the Participant’s name, home address, email address, and telephone number, date of birth, social insurance number or other identification number, salary, citizenship, job title, any Shares or directorships held in the Company, and details of all RSUs or any other equity compensation awards granted, canceled, exercised, vested, or outstanding in the Participant’s favor, which the Company receives from the Participant or the Service Recipient. In granting the RSUs under the Plan, the Company will collect the Participant’s personal data for purposes of allocating Shares and implementing, administering and managing the Plan. The Company’s legal basis for the collection, processing and usage of the Participant’s personal data is the Company legitimate interest of managing the Plan and generally administering employee equity awards granted under the Plan, and to satisfy its contractual obligations under the terms of the Award Agreement and this Exhibit A. The Participant’s refusal to provide personal data may affect the Participant’s ability to participate in the Plan.

(c) Stock Plan Administration Service Provider. The Company transfers the Participant’s personal data to E*TRADE Securities LLC and its affiliated companies (“E*TRADE”), American Stock Transfer & Trust Company, LLC and its affiliated companies (“AST”), independent service providers based in the United States, which assists the Company with the implementation, administration and management of the Plan (together, the “Stock Plan Administrator”). In the future, the Company may select a different Stock Plan Administrator and share the Participant’s personal data with another company that serves in a similar manner. The Stock Plan Administrator will open an account for the Participant to receive and trade Shares acquired under the Plan. The Participant will be asked to agree on separate terms and data processing practices with the Stock Plan Administrator, which is a condition to the Participant’s ability to participate in the Plan.

(d) International Data Transfers. The Company and the Stock Plan Administrator are based in the United States. The Participant should note that the Participant’s country of residence has enacted data privacy laws that are different from the United States. The Participant understands and acknowledges that the United States has enacted data privacy laws that are less protective or otherwise different from those applicable in the Participant’s country of residence. For example, an appropriate level of protection can be achieved by implementing safeguards such as the Standard Contractual Clauses adopted by the EU Commission. The legal basis for the transfer of the Participant’s personal data from the Participant’s country of residence to the Company in the United States and onward transfer of the Participant’s personal data by the Company to the Stock Plan Administrator will be based on the applicable

Exhibit 10.3(l)
data protection laws.1 The Participant may request a copy of such appropriate safeguards at privacy@integralife.com.

(e) Data Retention. The Company will use the Participant’s personal data only as long as necessary to implement, administer and manage the Participant’s participation in the Plan or as required to comply with legal or regulatory obligations, including, without limitation, under tax and securities laws. When the Company no longer needs the Participant’s personal data for any of the above purposes, which will generally be seven (7) years after he or she participates in the Plan, the Company will cease to use the Participant’s personal data and remove it from its systems. If the Company keeps the Participant’s personal data longer, it would be to satisfy legal or regulatory obligations and the Company’s legal basis would be relevant laws or regulations.

(f) Data Subject Rights. The Participant understands that he or she may have a number of rights under data privacy laws in the Participant’s country of residence. Subject to the conditions under applicable law and depending on where the Participant is based, such rights may include the right to (i) request access to, or copies of, the Participant’s personal data processed by the Company, (ii) rectification of incorrect personal data of the Participant, (iii) deletion of the Participant’s personal data, (iv) restrictions on the processing of the Participant’s personal data, (v) object to the processing of the Participant’s personal data for legitimate interests, (vi) portability of the Participant’s personal data, (vii) lodge complaints with competent authorities in the Participant’s country of residence, and/or to (viii) receive a list with the names and addresses of any potential recipients of the Participant’s personal data. To receive clarification regarding these rights or to exercise these rights, the Participant can contact privacy@integralife.com.

(g) Necessary Disclosure of Personal Data. The Participant understands that providing the Company with the Participant’s personal data is necessary for the performance of the Award Agreement and that the Participant’s refusal to provide the Participant’s personal data would make it impossible for the Company to perform its contractual obligations and may affect the Participant’s ability to participate in the Plan.

AUSTRALIA

Terms and Conditions

Nature of Plan and the RSUs. The Plan is a plan to which Subdivision 83A-C of the Income Tax Assessment Act 1997 (Cth) (the “Act”) applies (subject to the conditions in that Act).

In addition, the offer of the RSUs is intended to comply with the provisions of the Corporations Act 2001, Australian Securities and Investments Commission (“ASIC”) Regulatory Guide 49 and ASIC Class Order 14/1000. Additional details are set forth in the Offer Document for the Offer of RSUs to Australian Resident Employees.

Notifications

Exchange Control Information. Exchange control reporting is required for cash transactions exceeding A$10,000 and international fund transfers of any amount. The Australian bank
1 NTD: Integra’s data privacy team/counsel should confirm this is consistent with the company’s approach to data privacy compliance.

Exhibit 10.3(l)
assisting with the transaction will file the report for the Participant. If there is no Australian bank involved in the transfer, the Participant will be responsible for filing the report.

BELGIUM

Notifications

Foreign Asset/Account Reporting Information. The Participant will be required to report any securities (e.g., the Shares acquired under the Plan) or bank accounts (including brokerage accounts) held outside of Belgium on the Participant’s annual tax return. The Participant will also be required to complete a separate report providing the National Bank of Belgium with details regarding any such account (including the account number, the name of the bank in which such account is held and the country in which such account is located). This report, as well as additional information on how to complete it, can be found on the website of the National Bank of Belgium, www.nbb.be, under Kredietcentrales / Centrales des crédits caption.

Stock Exchange Tax Information. A stock exchange tax applies to transactions executed by a Belgian resident through a non-Belgian financial intermediary, such as a U.S. broker. The stock exchange tax will apply when Shares acquired pursuant to the RSUs are sold. The Participant should consult with a personal tax or financial advisor for additional details on the Participant’s obligations with respect to the stock exchange tax.

Annual Securities Account Tax Information. A new “annual securities accounts tax” has been implemented, which imposes a 0.15% annual tax on the value of qualifying securities held in a Belgian or foreign securities account. The tax will not apply unless the total value of securities the Participant holds in such an account exceeds an average of €1 million on four reference dates within the relevant reporting period (i.e., December 31, March 31, June 30 and September 30). Different payment obligations may apply, depending on whether the securities account is held with a Belgian or foreign financial institution. The Participant should consult with her or her personal tax advisor for more information regarding the annual securities accounts tax payment obligations.

CANADA

Terms and Conditions

RSUs and Dividend Equivalents Payable Only in Shares. In no event will the Participant receive a cash payment in connection with the vesting and settlement of the RSUs or any dividend equivalents thereon.

Termination Date. This provision replaces Section 1.8 of the Award Agreement:

IMPORTANT: For purposes of the RSUs, in the event of the termination of the Participant’s employment or service relationship (whether or not later found to be invalid or unlawful for any reason, including for breaching either applicable employment laws or the Participant’s employment agreement, if any), unless otherwise required by applicable legislation and unless otherwise provided in this Section, the Participant’s employment or service relationship will be considered terminated effective as of the date that is the earliest of (i) the date the Participant’s employment relationship with the Company or any Affiliate is terminated, (ii) the date the Participant receives notice of termination from the Participant’s employer, or (iii) the date the Participant is no longer actively providing services to the Company or any Affiliate, regardless of any period during which notice, pay in lieu of notice or related payments or damages are provided or required to be provided under local law. The Participant will not earn or be entitled to any pro-rated vesting for

Exhibit 10.3(l)
that portion of time before the date on which the Participant’s right to vest terminates, nor will the Participant be entitled to any compensation for lost vesting. The Committee shall have the exclusive discretion to determine when the Participant is no longer providing services for purposes of the Participant’s RSUs (including whether the Participant may still be considered to be providing services while on a leave of absence). Notwithstanding the foregoing, if applicable employment standards legislation explicitly requires continued entitlement to vesting during a statutory notice period, the Participant’s right to vest in the RSUs under the Plan, if any, will terminate effective as of the last day of the Participant’s minimum statutory notice period, but the Participant will not earn or be entitled to pro-rated vesting if the vesting date falls after the end of the Participant’s statutory notice period, nor will the Participant be entitled to any compensation for lost vesting;

The following provisions will also apply if the Participant is a resident of Quebec:

Language Consent. The parties acknowledge that it is their express wish that the Award Agreement, including this Exhibit A, as well as all documents, notices, and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

Consentement Relatif à la Langue Utilisée. Les parties reconnaissent avoir expressément souhaité que la convention ainsi que cette Exhibit A, ainsi que tous les documents, avis et procédures judiciares, éxécutés, donnés ou intentés en vertu de, ou liés directement ou indirectement à la présente convention, soient rédigés en langue anglaise.
Data Privacy. This provision supplements Section 3.15 of the Award Agreement:

The Participant hereby authorizes the Company and the Company’s representatives to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operation of the Plan. The Participant further authorizes the Company and any Affiliate, as well as E*TRADE, AST or such other third party service provider as may be selected by the Company to assist with the Plan, to disclose and discuss the Plan with their advisors. The Participant further authorizes the Company, any Related Corporation and any Affiliate to record such information and to keep such information in the Participant’s employee file.
Notifications

Securities Law Information. The Participant is permitted to sell the Shares acquired under the Plan through the Company’s designated broker, provided the resale of such Shares takes place outside of Canada through the facilities of a stock exchange on which the Shares are listed. The Shares are currently listed on the NASDAQ Stock Market.

Foreign Asset/Account Reporting Information. Foreign specified property held by a Canadian resident must be reporting annually on a Form T1135 (Foreign Income Verification Statement) if the total cost of the foreign specified property exceeds C$100,000 at any time during the year. Thus, unvested RSUs must be reported - generally at a nil cost- if the C$100,000 cost threshold is exceeded because of other foreign specified property held by the Participant. When the Shares are acquired, their cost generally is the adjusted cost base (“ACB”) of the Shares. The ACB would ordinarily equal the fair market value of the Shares at the time of acquisition, but if the Participant owns other Shares, this ACB may need to be averaged with the ACB of the other Shares. The Participant should consult with his or her personal legal advisor regarding what

Exhibit 10.3(l)
reporting obligations, if any, will apply to the Participant with respect to the Shares acquired under the Plan.

CHINA

Terms and Conditions

The following terms and conditions apply only if the Participant is subject to exchange control restrictions or regulations in China, as determined by the Company in its sole discretion.

Compliance with Law. The following provision supplements Section 3(b) of the Plan:

The Participant acknowledges that the Participant’s participation in the Plan is subject to the Company obtaining approval from the State Administration of Foreign Exchange (“SAFE”). Without limitation to the foregoing, the Participant understands and agrees that the issuance and delivery of Shares pursuant to the RSUs will be delayed until the Company obtains such approval or the Committee has otherwise determined that the issuance of the Shares can be made in compliance with applicable laws.

Sale of Shares. To facilitate compliance with any applicable laws and regulations in China, the Participant agrees that the Company (or a brokerage firm instructed by the Company, if applicable) is entitled to (i) sell all the Shares issued to the Participant at settlement (on the Participant’s behalf and at the Participant’s direction pursuant to this authorization), either at the time of settlement or when the Participant ceases employment with the Service Recipient, or at such other time determined by the Company, or (ii) require that any Shares acquired under the Plan be held with a designated brokerage firm until such Shares are sold.
The Participant also agrees to sign any agreements, forms and/or consents that may be reasonably requested by the Company (or the Company’s designated brokerage firm) to effectuate the sale of the Shares and acknowledges that neither the Company nor the designated brokerage firm is under any obligation to arrange for such sale of the Shares at any particular price (it being understood that the sale will occur at the then-current market price) and that brokerage fees or commissions may be incurred in any such sale. In any event, when the Shares acquired under the Plan are sold, the proceeds of the sale of the Shares, less any Tax-Related Items and brokerage fees or commissions, will be remitted to the Participant in accordance with applicable exchange control laws and regulations.
Termination of Employment. The Participant acknowledges and agrees that any Shares acquired under the Plan and held in the Participant’s brokerage account must be sold within sixty (60) days following termination of the Participant’s Employment, or within such other period as determined by the Company or required by SAFE (the “Mandatory Sale Date”). This includes any Shares that vest upon the Participant’s termination of Employment. The Participant understands that any Shares held by the Participant that have not been sold by the Mandatory Sale Date will automatically be sold by the Company’s designated broker at the Company’s direction (on the Participant’s behalf pursuant to this authorization without further consent), as described above.

Exchange Control Restrictions. By entering into this Award Agreement, the Participant acknowledges and agrees that pursuant to local exchange control requirements, any Shares acquired upon vesting of the RSUs must be held in an account with the Company’s designated broker and may not be transferred from such account. The Participant further understands that he or she is permitted to sell Shares acquired under the Plan only through the Company’s designated broker. The Participant further understands and agrees that, due to exchange control laws in China, the Participant must immediately repatriate the proceeds from the sale of Shares

Exhibit 10.3(l)
and any cash dividends paid on such Shares to China. The Participant understands that such repatriation of the proceeds will need to be effected through a special exchange control account established by the Company or a Related Corporation or Affiliate, and the Participant hereby consents and agrees that the proceeds from the sale of Shares or the receipt of any cash dividends may be transferred to such special account prior to being delivered to the Participant. The Company may deliver the proceeds to the Participant in U.S. dollars or local currency at the Company’s discretion. If the proceeds are paid in U.S. dollars, the Participant understands that he or she will be required to set up a U.S. dollar bank account in China so that the proceeds may be deposited into this account. The Participant agrees to bear any currency fluctuation risk between the time the Shares are sold or dividends are paid and the time the proceeds are distributed to the Participant. The Company is under no obligation to secure any particular exchange conversion rate.

FRANCE

Terms and Conditions
Restricted Stock Units Not French-qualified. The RSUs granted under this Award Agreement are not intended to qualify for special tax and social security treatment pursuant to Sections L. 225-197-1 to L. 225-197-5 and Sections L. 22-10-59 and L. 22-10-60 of the French Commercial Code, as amended.
Language Consent. By accepting the Award Agreement, the Participant confirms having read and understood the Plan and the Award Agreement, which were provided in the English language. The Participant accepts the terms of those documents accordingly.
Consentement Relatif à la Langue Utilisée. En acceptant cette Attribution, le Participant confirme avoir lu et comprendre le Plan et ce Contrat qui ont été transmis en langue anglaise. Le Participant accepte les dispositions de ces documents en connaissance de cause.
Notifications

Foreign Asset/Account Reporting Information. French residents holding cash or securities (including Shares acquired under the Plan) outside of France or maintaining foreign bank or brokerage account (including accounts opened or closed during the tax year) must declare such assets and accounts to the French tax authorities when filing an annual tax return. Failure to comply could trigger significant penalties.

GERMANY

Notifications

Exchange Control Information. The Participant must report any cross-border payments in excess of €12,500 to the German Federal Bank (Bundesbank). The report must be filed electronically and the form of report (Allgemeine Meldeportal Statistik) can be accessed via the Bundesbank’s website (www.bundesbank.de). The Participant is responsible for complying with applicable reporting obligations and should consult his or her personal legal advisor on this matter.

Foreign Asset/Account Reporting Information. If the Participant’s acquisition of Shares under the Plan leads to a “qualified participation” at any point during the calendar year, the Participant must report the acquisition when he or she files a tax return for the relevant year. A “qualified participation” is attained if (i) the value of the Shares acquired exceeds €150,000, or (ii) in the

Exhibit 10.3(l)
unlikely event the Participant holds Shares exceeding 10% of the Company’s total common stock.

IRELAND

There are no country-specific provisions.

ITALY

Terms and Conditions

Plan Document Acknowledgment. By accepting the Award Agreement, the Participant further acknowledges that the Participant has received a copy of the Plan, has reviewed the Plan and the Award Agreement in their entirety and fully understands and accepts all provisions of the Plan and the Award Agreement. The Participant further acknowledges that the Participant has read and specifically and expressly approves, without limitation, the following sections of the Award Agreement: “Vesting of RSUs”; “Responsibility for Taxes”; “Electronic Delivery and Participation”; “Insider Trading Restrictions; Market Abuse Laws”; “Imposition of Other Requirements”; “Nature of Grant”; and “Foreign Asset/Account, Exchange Control and Tax Reporting” (including the “Foreign Asset/Account Reporting Information” and “Foreign Asset Tax Information” below).

Notifications

Foreign Asset/Account Reporting Information. If the Participant holds investments abroad or foreign financial assets (e.g., cash, Shares) that may generate income taxable in Italy, the Participant is required to report them on his or her annual tax return (UNICO Form, RW Schedule) or on a special form if no tax return is due. The same reporting duties apply if the Participant is the beneficial owner of the investments, even if the Participant does not directly hold investments abroad or foreign assets.

Foreign Asset Tax Information. The value of the financial assets held outside of Italy by Italian residents is subject to a foreign asset tax. Such tax is currently levied at an annual rate of 2 per thousand (0.2%). The taxable amount will be the fair market value of the financial assets (e.g., Shares) assessed at the end of the calendar year. No tax payment duties arise if the value of the foreign assets held abroad does not exceed a certain threshold.

JAPAN

Notifications

Exchange Control Information. If Participant acquires Shares valued at more than ¥100,000,000 in a single transaction, the Participant must file a Securities Acquisition Report with the Ministry of Finance through the Bank of Japan within 20 days of the acquisition of the Shares.

Foreign Asset/Account Reporting Information. The Participant will be required to report details of any assets (such as Shares) held outside of Japan as of December 31st to the extent such assets have a total net fair market value exceeding ¥50,000,000. Such report will be due by March 15th each year. The Participant should consult with his or her personal tax advisor as to whether the reporting obligation extends to any outstanding RSUs held by the Participant and to ensure compliance with applicable reporting obligations.

MEXICO

Exhibit 10.3(l)
Terms and Conditions

Acceptance of the Award Agreement: By accepting the RSUs, the Participant acknowledges that he or she has received a copy of the Plan and the Award Agreement, including this Exhibit, which the Participant has reviewed. The Participant acknowledges further that he or she accepts all the provisions of the Plan and the Award Agreement, including this Exhibit. The Participant also acknowledges that he or she has read and specifically and expressly approves the terms and conditions set forth in Section 3.3 of the Award Agreement, which clearly provide as follows:

(1)    the Participant’s participation in the Plan does not constitute an acquired right;
(2)    The Plan and the Participant’s participation in it are offered by the Company on a wholly discretionary basis; and
(3)    the Participant’s participation in the Plan is voluntary.
Labor Law Policy and Acknowledgement: In accepting the RSUs, Participant expressly recognizes that Integra LifeSciences Holdings Corporation at 1100 Campus Road, Princeton, New Jersey 08540, USA, is solely responsible for the administration of the Plan and that the Participant’s participation in the Plan and acquisition of the Shares do not constitute an employment relationship between the Participant and the Company since the Participant is participating in the Plan on a wholly commercial basis and the Participant’s sole employer is a Mexican subsidiary of the Company (“Integra-Mexico”). Based on the foregoing, the Participant expressly recognizes that the Plan and the benefits that the Participant may derive from his or her participation in the Plan do not establish any rights between the Participant and Integra-Mexico, and do not form part of the employment conditions and/or benefits provided by Integra-Mexico and any modification of the Plan or its termination shall not constitute a change or impairment of the terms and conditions of the Participant’s employment.
The Participant further understands that his or her participation in the Plan is a result of a unilateral and discretionary decision of the Company; therefore, the Company reserves the absolute right to amend and/or discontinue the Participant’s participation at any time without any liability to the Participant.
Finally, the Participant hereby declares that he or she does not reserve any action or right to bring any claim against the Company for any compensation or damages regarding any provision of the Plan or the benefits derived under the Plan, and the Participant therefore grants a full and broad release to the Company, its subsidiaries, branches, representation offices, its shareholders, officers, agents or legal representatives with respect to any claim that may arise.
Spanish Translation
Reconocimiento del Acuerdo
Aceptando este Premio (Award), el Participante reconoce que ha recibido una copia del Plan, el Anuncio de la Subvención y el Acuerdo, con inclusión de este Apéndice, que el Participante ha revisado. El Participante reconoce, además, que acepta todas las disposiciones del Plan, el Anuncio de la Subvención, y en el Acuerdo, incluyendo este Apéndice. El Participante también reconoce que ha leído y que concretamente aprueba de forma expresa los términos y condiciones establecidos en la Sección 3.3 del Acuerdo, que claramente dispone lo siguiente:
(1)    La participación del Participante en el Plan no constituye un derecho adquirido;

Exhibit 10.3(l)
(2)    El Plan y la participación del Participante en el Plan se ofrecen por la Compañía en su discrecionalidad total; y
(3)    Que la participación del Participante en el Plan es voluntaria.
Política de la Ley Laboral y Reconocimiento

Aceptando este Premio (Award), el Participante reconoce expresamente que Integra LifeSciences Holdings Corporation con oficinas registradas ubicadas en 1100 Campus Road, Princeton, New Jersey 08540, en los Estados Unidos de América, es el único responsable de la administración del Plan y que participación del Participante en el mismo y la adquisición de acciones no constituye de ninguna manera una relación laboral entre el Participante y la Compañía, debido a que la participación de esa persona en el Plan deriva únicamente de una relación comercial y el único Patrón del participante es una afiliada Mexicana de la Compañía (“Integra-México”). Derivado de lo anterior, el Participante reconoce expresamente que el Plan y los beneficios que pudieran derivar para el Participante por su participación en el mismo, no establecen ningún derecho entre el Participante e Integra-México, y no forman parte de las condiciones laborales y/o prestaciones otorgadas por Integra-México, y cualquier modificación al Plan o la terminación del mismo de ninguna manera podrá ser interpretada como una modificación o desmejora de los términos y condiciones de trabajo del Participante.
Asimismo, el Participante reconoce que su participación en el Plan es resultado de la decisión unilateral y discrecional de la Compañía, por lo tanto, la Compañía se reserva el derecho absoluto para modificar y/o discontinuar la participación del Participante en cualquier momento, sin ninguna responsabilidad hacia el Participante.
Finalmente el Participante manifiesta que no se reserva ninguna acción o derecho que ejercitar en contra de la Compañía, por cualquier compensación o daños o perjuicios en relación con cualquier disposición del Plan o de los beneficios derivados del mismo, y en consecuencia exime amplia y completamente a la Compañía, sus afiliadas, sucursales, oficinas de representación, sus accionistas, administradores, agentes y representantes legales con respecto a cualquier reclamo que pudiera surgir.

Notifications
Securities Law Information. The RSUs and Shares offered under the Plan have not been registered with the National Register of Securities maintained by the Mexican National Banking and Securities Commission and cannot be offered or sold publicly in Mexico. In addition, the Plan, the Award Agreement, and any other document relating to the RSUs and Shares may not be publicly distributed in Mexico. These materials are addressed to you only because of your existing relationship with the Company and these materials should not be reproduced or copied in any form. The offer contained in these materials does not constitute a public offering of securities but rather constitutes a private placement of securities addressed specifically to individuals who are present employees of Integra-Mexico made in accordance with the provisions of the Mexican Securities Market Law, and any rights under such offering shall not be assigned or transferred.

SINGAPORE

Notifications

Securities Law Information. The grant of the RSUs is being made pursuant to the “Qualifying Person” exemption” under section 273(1)(f) of the Securities and Futures Act (Chapter 289, 2006 Ed.) (“SFA”). The Plan has not been lodged or registered as a prospectus with the Monetary Authority of Singapore. The Participant should note that the RSUs are subject to section 257 of

Exhibit 10.3(l)
the SFA and the Participant should not make any subsequent sale of the Shares in Singapore or any offer of such subsequent sale of the Shares subject to the RSUs in Singapore, unless such sale or offer is made (i) six months or more after the date of grant or (ii) pursuant to the exemptions under Part XIII Division 1 Subdivision (4) (other than section 280) of the SFA, or any other applicable provisions of the SFA. The Company’s Common Stock is traded on the NASDAQ Stock Market, which is located outside of Singapore, under the ticker symbol “IART” and the Shares acquired under the Plan may be sold through this exchange.

Director Reporting Information. If the Participant is a director (including an alternate, substitute or shadow director) of a Singapore Affiliate, he or she is subject to certain notification requirements under the Singapore Companies Act, regardless of whether he or she is a Singapore resident or employed in Singapore. Among these requirements is the obligation to notify the Singapore Affiliate in writing when the Participant receives or disposes of an interest in the Company, Related Corporation, or an Affiliate (e.g., Options, RSUs, Shares). These notifications must be made within two (2) business days of acquiring or disposing of any interest in the Company, Related Corporation, or any Affiliate or within two (2) business days of becoming a director if such an interest exists at that time.

SWITZERLAND

Notifications

Securities Law Information. Neither this Award Agreement nor any other materials relating to the offer of RSUs (i) constitutes a prospectus according to articles 35 et seq. of the Swiss Federal Act on Financial Services (“FinSA”), (ii) may be publicly distributed or otherwise made publicly available in Switzerland to any person other than an employee of Integra LifeSciences Holdings Corporation or one of its Subsidiaries or (iii) has been or will be filed with, approved or supervised by any Swiss reviewing body according to article 51 of FinSA or any Swiss regulatory authority, including the Swiss Financial Market Supervisory Authority (“FINMA”).

UNITED KINGDOM

Terms and Conditions

Responsibility for Taxes. This provision supplements Section 3.4 of the Award Agreement:

Without limitation to Section 3.4 of the Award Agreement, the Participant hereby agrees that the Participant is liable for all Tax-Related Items and hereby covenants to pay all such Tax-Related Items, as and when requested by the Company or if different, the Service Recipient or by Her Majesty’s Revenue & Customs (“HRMC”) (or any other tax authority or any other relevant authority).  The Participant also hereby agrees to indemnify and keep indemnified the Company and, if different, the Service Recipient against any Tax-Related Items that they are required to pay or withhold or have paid or will pay to HMRC (or any other tax authority or any other relevant authority) on the Participant’s behalf.

Notwithstanding the foregoing, if the Participant is a director or executive officer of the Company (within the meaning of Section 13(k) of the Exchange Act), the terms of the immediately foregoing provision will not apply. In the event that the Participant is a director or executive officer of the Company and the income tax not collected from or paid by the Participant within ninety (90) days of the end of the U.K. tax year in which an event giving rise to the indemnification described above occurs, the amount of any uncollected income tax may constitute a benefit to the Participant on which additional income tax and National Insurance contributions (“NICs”) may be payable.  The Participant will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment

Exhibit 10.3(l)
regime and for paying to the Company and/or the Service Recipient (as appropriate) the amount of any NICs due on this additional benefit, which the Company and/or the Service Recipient may recover from the Participant by any of the means referred to in Section 3.4 of the Award Agreement.